July 8, 2005



Mail Stop 4561

David Neibert, President
22048 Sherman Way, Suite 301
Canoga Park, CA 91303

      Re:	Concierge Technologies, Inc.
		Form 10-KSB for the year ended June 30, 2004
		File No. 000-29913

Dear Mr. Niebert:

      We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.

      You may contact Yolanda Crittendon, Staff Accountant, at
(202)
551-3472 or the undersigned at (202) 551-3413 if you have questions.



						Sincerely,



Cicely Luckey
Branch Chief


??

??

??

??

[Company]
[Date]
Page [xx]